Exhibit 99.2

THOMAS GROUP, INC
YEAR END 2006 AND FOURTH QUARTER
RESULTS EARNINGS
04/10/2007
2:00 PM

Mike Barhydt, Controller

Thank you.  Good afternoon, this is Mike Barhydt with Thomas Group, and I would like to welcome you to the 2006 fourth quarter and year-end 2006 earnings conference call for Thomas Group of Irving, Texas.  Representing the Company today will be Jim Taylor, President and Chief Executive Officer and David English, Chief Financial Officer.

Following management’s comments, there will be a time for questions and answers. The Company’s fourth quarter and year 2006 earnings announcement was released yesterday, April 9th. If you did not receive this release, please call our office at 1-800-826-2057 and dial extension 4438 and you will be transferred to Lisa Clark. Lisa will fax or e-mail to you a copy of the release immediately. That number again is 1-800-826-2057, extension 4438.

Before we begin management’s comments, let me remind you that while Thomas Group does not provide projections, management may be discussing forward-looking information. Statements in this discussion that are not strictly historical are forward-looking statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment. These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance or entities, the timing of contracts and revenue recognition, competitive and cost factors and the like, are set forth in the Company’s filings from time to time with the Securities and Exchange Commission including the company’s Form 10-K for the year ended December 31, 2006. Except as required by law, the Company expressly disclaims any intent or obligation to update any forward-looking statements. Now, here’s Jim.

Jim Taylor, President-CEO

Thanks Mike, and good afternoon to all of you.  2006 completed another year of outstanding organic growth for Thomas Group.  Our revenues grew 38% from the previous year, while pre-tax income from continuing operations grew 85%.  Despite a 21 point increase in our income tax rate, we delivered a 65% increase in fully diluted earnings per share.  These operating results and resulting cash flows allowed us to double our annual dividend policy during the year from $0.20 to $0.40.  The net effect of all of this was to increase shareholders equity by 120%.  These results, combined with our addition to the Russell Microcap Index in June and our move to the NASDAQ Global Market in December, combined to create what I believe was an outstanding year for Thomas Group, its employees and its shareholders.

We are in an industry that is growing 6% per year, but we continue to outpace our competition.  Our government sector consulting revenue, grew by 32% this year, to reach $54.3 million, and our commercial sector consulting revenues grew by 176% to reach $4.6 million.  In the government sector, we continue to grow our business into new sections of the Navy, with the completion of an assessment in the Navy Seal’s area at the end of ’06.  This assessment resulted in a new program in 2007 that we announced in January.  The program will bring $3.2 million in revenue in ’07.  The hiring of Thad Wolfe to our government sales effort will increase emphasis on acquiring business in the Air Force.  I’ll have more to say about that in the first quarter earnings call.

In commercial, we continued our engagement with Amtrak and supporting their efforts to significantly reduce operating costs and improve service.  In 2006, we refocused on certain past clients to help them further improve their operation in areas we had not previously worked.  We successfully completed programs with Boston Scientific, Granger, Cree and others.  We will continue to target previous commercial clients in 2007.

In addition to our continued focus on selling new business and diversifying our client base, we recently launched a new website.  The intent of the website is not only to inform visitors about who we are and what we do, but it is intended to generate revenue.  How?  Well through what we call Knowledge Leadership.  Knowledge Leadership is where we create and store our experiences, case studies, enterprise solutions, white papers, interviews, etc.  Another way we promote knowledge leadership is through the quarterly magazine.  In November, we published our inaugural addition, featuring interviews with recognized knowledge leader’s world wide, on subjects ranging from strategic execution, innovation and breakthrough achievements.  If you did not receive a copy, please contact us, and we will send you one.  Although our new website has been only operating a short time, we have already received inquiries from companies interested in our product offerings, based on information they found on our website.  Our main goal with the website is to retain and convert existing people visiting the site to take action and ask for more information.  Our secondary objective is to increase traffic by various methods, such as site optimization, joint ventures and referral strategy.  Third, it is the better position Thomas Group, for branding and marketing business.

I encourage all of you to visit our new website and let us know your impression.

In the coming year, we see increased competition in the government sector.  To deal with this, we intend to expand our involvement with other consulting firms on contracts where multiple solutions are being delivered to the government, with Thomas Group providing the process improvement solution as one of the deliverables.  In addition, we will continue to focus on expanding government business in other sections, as the Air Force and other areas outside the Department of Defense.

In commercial, we will continue to focus on healthcare, transportation, retail, manufacturing and distribution.  We will also take a look with private equity groups, who have a need for improving operations in companies they own.  In a couple of weeks, we will hold our first quarter 2007 conference call.  Please remember to call in as we discuss more of what we see for 2007.

Now here is David.

David English, CFO

Thank you Jim.  Revenue for the first quarter of 2006 was $14.8 million, which is a decrease of approximately $1 million from the third quarter of ’06, but is a 27% increase over the first quarter of 2005.  The decrease from the third quarter of 2006 is due primarily to the completion of one of our Navy programs at the end of the third quarter.  For the year 2006, revenues increased $16.4 million or 38% to $59.5 million, from $43.1 million in 2005.  For 2006, government contracts accounted for 91% of our revenue, with the remaining 9% coming from commercial clients.

Gross profit margins where 54% in the fourth quarter of 2006, and 53% from the year 2006, compared to 46% in the fourth quarter of 2005 and 52% for the year 2005.  Although we remain focused on utilization of our resultants, we continue investors towards more normalized 48-50% gross margins.  This flexibility in our gross margins will be needed if we are to compete effectively and grow our commercial revenues.

SG&A costs remained flat at $4.4 million in the fourth quarter, which equals the previous 2 quarters.  For the year, SG&A was $16.6 million or 28% of revenue, compared to $14.2 million or 33% of revenue in 2005.  The increase in dollars is primarily the result of legal costs, sales commissions, and accruals for restricted stock awards.  As you have read, we recently completed the voluntary investigation into our historical stock option granting practices.  This review included options from our initial public offering in 1993, through our last option grant in January 2003, and was not in response to any specific concerns from within Thomas Group about option practices or any inquiries from the SEC or any other regulatory agency.  The total restatement of $2.1 million is comprised of a $1.9 million charge to periods prior to 2001 and 200 thousand dollars from 2002 to 2006.  The effect on net income for 2005 was a charge of 29 thousand dollars and for 2006 was a charge of $72,000.  The details of this investigation and restated numbers, are included in our recently filed form 10-K.  So I would refer you to that document for a more in-depth discussion of this review.

The most relevant way to compare 2005 to 2006 is pre-tax from continuing operations.  Income from continuing operations before income taxes for the fourth quarter of 2006 was $3.7 million or $0.33 per diluted share, compared to $2 million or $0.19 per diluted share for the fourth quarter of 2005.  For the year 2006, income from continuing operations before income taxes was $15.3 million, compared to $8.3 million in 2005.  Comparing our income taxes year-over-year has its challenges, but in short, we had a 4% tax rate in 2005, due to using our net operating loss carry-forwards that were available in 2005 and in 2006, we would have been back to a more normal 34% Federal Tax Rate, except for one thing, our deferred tax assets.  If you remember, back in 2001, we placed a full valuation allowance against our deferred tax asset, due to large losses and the uncertainty of our business at that time.  Under accounting rules, the test for this valuation allowance is to compare all positive and all negative evidence about the Company, and if the negative evidence out ways the positive evidence, an allowance is needed against the assets.  However, if the positive evidence out ways the negative evidence, an allowance is not permitted.  The strongest evidence, either way, is the most recent 3-years performance.  Due to our recent history of strong earnings and the fact that we are not forecasting losses, we can no longer support a full valuation allowance with our auditors.  We had already released approximately 300 thousand of the allowance during the first quarter of ’06, and at December 31, 2006, we were required to reverse all by $117,000 of our valuation allowance.  This accounted for $1.5 million or $0.13 per diluted share in the fourth quarter of 2006 and $1.8 million or $0.16 per diluted share for the year 2006, creating an effective tax rate of 25% for 2006.

At December 31, 2006, our net deferred tax asset is approximately $9.1 million.  Cash flows provided by operating activities were $7.4 million in 2006, compared to $6.3 million in 2005.  This increase is primarily due to 2006 profits in excess of 2005 profits.  Cash flows used in investing activities, primarily for computer and equipment, was $467,000 in 2006, compared to $166,000 in 2005.  Net cash used in financing activities in 2006, was $1.9 million, comprised of $2.7 million used to pay dividends, off-set by $0.8 million in cash and tax benefits related to the exercise of stock options.

Net cash used in financing activities in 2005, was $2.8 million, comprised of $1.8 million in debt repayments, $1.3 million for the repurchase of warrants, off-set by $0.3 million received in cash upon the exercise of outstanding options and warrants.  Although we have not utilized our $5.5 million dollars line of credit since June 9, 2005, we continue to have availability and will use it if needed for growth.

During the fourth quarter, we signed $18.3 million of new and extended business.  For the year 2006, we signed $59.5 million in new and extended business, which represents a 46% increase over bookings in 2005.  Backlog at December 31, 2006, was $16.1 million, all contracted for 2007.  Backlog, does not include option years of exiting projects.  Backlog may not always represent the full scope of a client’s commitment to Thomas Group, but it does accurately represent the portion that has been contracted for in writing.

Now, I will turn the call over to our moderator for any questions you might have.

Operator:  Thank you.  If you would like to ask a question, please press the * key followed by the 1 key on your touchtone phone now.  Questions will be taken in the order in which they are received.  If at any time you would like to remove yourself from the questioning queue, press *2. Once again, that is *1 for questions. Our first question comes from Collin Gillus from Canaccord.

<Q>:  Hi Jim, Hi Dave.

<Jim>:  Hello Collin, how are you?

<Q>:  Fine.  Great quarter.

<Jim>:  Thank you very much.

<Q>:  Could you just talk a little bit about the bench that you think you might need in order to drive the commercial business?  Just what is some of the lead time that clients on the commercial side are asking for?  In terms of getting projects started?

<Jim>: Well again, we try to use a full utilization of our bench, and as we grow, as mentioned in past quarters, that becomes more and more of a challenge to try to fully utilize people when we cannot control starting dates.  But to that extent, when we see business coming through the assessment vehicle, assessments may vary in length from forward of

12-weeks of time, which as we see it progress along the way, we are able to assess our skill set needs, our people needs and we can start a recruiting effort.  We always have been keeping on top of our recruiting.  By the time we start recruiting until we get through the training, is about 6 to 7 weeks long.  What gives us the time to then take those people, assimilate them into programs and then assign the skill sets needed for the new program?  We have a very good, active database of potential resultants that we keep current on.  We anticipate through staff meetings on a weekly basis, our potential client needs and staffing requirements, and it may be that we only need 1 or 2 skill sets to meet the new clients needs, then we will go out and find that just 1 or 2 individuals.  We did that on 1 or 2 occasions in the first quarter.  So we have flexibility to meet our client needs, while still maintaining our high margins that we are trying to do, as we have in the last 3 years.

<Q>:  Okay great, go it.  Then just turning towards marketing efforts.  I did notice the new website, it is very snazzy.

<Jim>:  Thank you.

<Q>:  You know anything else besides the website and the quarterly piece that you are doing to get the brand name back out there?

<Jim>: Yes, we are doing several efforts.  We will be taking not only the website; we are going to expand it with some engine search projects that we are going with Google and Yahoo as an example.  We are coming out with our second addition of the Knowledge Leadership magazine in the late end of this month or maybe early in May.  We are being interviewed, a variety of us, in Leaders magazine for April, May and June.  It has 2 interviews with 2 of us in Thomas Group.  Both talking about what we are planning to do in the U.S. as well as elsewhere in the world.  That is in Leaders magazine.  Several of us are doing speeches and some of the resultants are writing technical or what we call white papers that will be published in periodicals around the country.

<Q>:  Great. Then just turning to the Federal side, the budget environment there is obviously a bit chaotic.  Is that having any impact on your business?

<Jim>: Very much so, it is one of those factors that obviously you cannot control.  You try to adjust your marketing and sales efforts, and we have done that by adding some resources to our sales efforts.  In doing that, we have also, as I mentioned in my prepared remarks, teaming up with people who are also doing work in there.  So example Biz Allen Hamilton has recently been awarded a contract, and if there is processing work, we are the subcontractor in that that will provide that service.  We will find ourselves coupling with other consulting firms or larger firms, like we have with CACI in the past that allows us a vehicle to get through the maze of government bureaucracy to find those funded dollars to work on the programs that we can deliver value to.

<Q>:  I mean is it possible that given the project discussions that are going, do you find your phone calls are getting returned a little faster or that doors are being opened because of the cost savings that the system produces?

<Jim>: Well it sure has heightened the awareness of our government to count for every dollar.  And yes, we are getting in the doors.  The big trick has always been to find those funding dollars to fund our projects, and there is obviously more and more competition as Thomas Group gets bigger and higher, but we have continued to have success as I mentioned recently.  The Navy Seals program that we signed in January is an indication of how we find opportunities to help where we haven’t been before.

<Q>:  Great and then just one last one before I circle back.  Do you expect that the March quarter results will be before the end of April?

<Jim>: Yes, we will have them out.

<Q>:  Thank you.

Operator: Your next question comes from Dom McCava from Canaccord.

<Q>:  Hello guys.

<A>:  Hello there.

<Q>:  Just a quick follow-up question on the marketing efforts.  I know on the website it is broken out by vertical, but is there an update on the new market industry of this by vertical, you know as far as the initiatives being driven individually from each vertical?  Or can you give us an update on that?  Is this gaining traction?

<Jim>: Well it has to some degree in healthcare, as an example.  We have been asked by several leading companies in healthcare products and pharmaceuticals, to come in and talk about what we have been writing about and lecturing on in healthcare.  The basic scene there is that in the healthcare area, we think there is a big opportunity in process savings of cost rather than cost shifting.  What I mean by that is, instead of companies just putting higher premiums on employees, there is a way to reduce their overall healthcare costs.  That marketing effort is gaining traction in the healthcare, and we are getting a lot more inquiries.  In transportation, our work in the past with companies like Burlington Northern and Amtrak is providing traction into other transportation companies who are also seeking some help.  Some technical papers that we recently put around the mechanical operations in the railroad industry are showing a lot of interest in what we are doing.  In fact, we are talking to a couple of railroad companies about the implementation of strategy in their operations.  So things like that in those verticals are starting to show some interesting calls.  As I mentioned, even our website has brought a couple of potential retail companies to our website and to ask for more information.

<Q>:  Okay, great that is helpful.  As far as the December quarter signings, the 18 million, can you break that out by federal and commercial by any chance.

<Jim>:Yeah, let me pull that up here David can grab that.

<Q>:  Okay, and while you are bringing that up, I may have missed this, but did you have an update on new resultants that were hired year-to-date or in the quarter?

<Jim>: No, we have not announced it, because we didn’t feel it was that significant.  We needed a couple of skill sets that we felt would better improve our strength with the clients, so we’ve hired 1 or 2 in these first quarter, but we have not formally produced a new class in the first quarter.

<Q>:  Okay.

<David>:To answer your bookings question.  Of the $18.3 million, $15.5 was government and $2.8 million was commercial in the fourth quarter.

<Q>:  Okay, great.  Thank you.

Operator:  Your next question comes from Bill Sutherland of Boenning and Scattergood.

<Q>:  Hey Jim and David.  While you’ve got that book open, could you let me know the revenue split for Q4 commercial and government?

<David>: Sure.

<Jim> We are flipping to those pages Bill, for you.

<Q>:  Following up on that consultant question, so at the end of Q4, you were pretty much in the same 119 number?  In terms of numbers of resultants?

<Jim>: That is correct.

<Q>:  Okay.

<David>: Bill, in the fourth quarter, commercial revenue was $1.5 million and government was $13.2.

<Q>:  Alright.  The Board, Jim, is going to continue to look at further dividend increases or do you think your guys are comfortable where you are?

<Jim>: Well I think that is something that the Board reviews periodically and decides what the best use for the cash is for the Company and the shareholders.  So we review that periodically throughout the year, to evaluate what the best needs are, and I’m sure that will always be one of the topics that is looked at every time we do that.

<Q>:  Okay.  Then on the gross margins, I know you all have been pointing us towards the fact that it may not be sustainable here.  I guess primarily because as the commercial mix grows, can you give us a sense of kind of where that split falls?  Or is it not that meaningful and is the range to wide?

<David>: Bill, the difference is not that great.  I think the reason we want to guide people more towards a normalized margin, is because going forward we are going to have to be a little more creative to grow the top-line.  Meaning that we may have to discount pricing on some short-term assessments, in order to get the longer-term program.  Also for ’07, we budgeted a small bench that we haven’t had before, we have run it near full capacity, and we realize that in order to get commercial business, we need to be a little more nimble and able to move quickly when commercial clients say they are ready to go.  You know, our lead time and the sales process is pretty long, but then when they do decide to move, they want us to be able to move quickly.  So it is kind of a 2 reason answer, creativity on pricing and then flexibility with our bench is why we would decrease our margins.

<Q>:  Good, that is helpful.  Then as I try to read what you said about the tax benefit expect in ’07, it is just a couple of points that are not statutory it looks like, or is there a rate that you want to give us to work with?

<David>: In 2007, we will have a normal statutory tax rate, so we expect our effective rate to be 39%.

<Q>:  39?

<David>: We have no more NOL’s that will flow through the tax rate.  Our deferred tax asset now stands alone with no valuation allowance.  So there is no funding dollars out there that could run through our tax rate.

<Q>:  So it will just... The only think that might move it around is where you are doing business is suppose, from 39?

<David>: Yeah, but again, we are still primarily U.S. right now, so it is going to stay at about 39%.

<Q>:  Okay, well we will talk soon.  Thanks guys.

<A>:  Thank you.

Operator: Your next question comes from Larry Jordan from AG Edwards.

<Q>:  Good afternoon.  I was wondering Jim or David, could you address what might be the cost of the investigation relative to the options that I assume will be reflected in the first quarter?  Is it material, and if so, will it be separated out as a separate line item?

<David>: We have not received all the bills yet, and to answer your question, it will be separated out in our discussions.  It won’t be a separate line item on the face of the P&L, but we will clearly carve that out so that everybody is aware of the cost of that and the impact on EPS in the first quarter.  The bulk of the costs of this, are going to fall in the first quarter.

<Q>:  Any way to just sort of bracket the relative magnitude at this point in time?

<David>: Not at this point in time, but here in 2.5 weeks or so, when we do the conference call, we’ll update everybody on that.

<Q>:  Could you share what you result in hiring plans would be in terms of a percentage growth that you would see through the year?  Obviously you want to have a bench so that they overall growth rate there would be a little bit higher than possibly revenues, but any guidance you would have in terms of what your hiring plans are?

<Jim>: Our hiring plans really, and I don’t mean to be ambiguous about this, but our hiring plans are, is that we currently have a bench of around 4 or 5 people that allows us some flexibility to respond quickly.  Above that, we will hire as we project the revenue to come in, and as I mentioned earlier, our assessments allow us to start to evaluate our likelihood of success and allows us to start recruiting and hiring.  So if our revenue is going to increase by double-digits, then you will see our recruiting following that same kind of parallel pattern.  We anticipate a growth and we are looking for that, and I think we will have the resources to meet that growth.

<Q>:  Okay.  If you are looking at the operating margin for ’07, you’ve got it to about a 4 to 5 point decline in gross margins.  How much opportunity do you have to off-set that in operation leverage, so that the operating margin, would the opportunity be similar to the 25% in ’06?

<David>: You know our leverage is in our SG&A line.  We over the last several years have called down our operations, to where we don’t have long-term office leases.  Where we don’t have long-term commitments, particularly other than our Dallas office lease.  So we are able to, with the staff we have, handle revenue growth.  So even though we are predicting a little lower gross margins as the revenue grows, we still have by far the bulk of that gross profit falling to the bottom line, because we only add SG&A as we see a need for marketing or sales to generate even more revenue.  So you know, we are not adding overhead staff.  We are not bulking up on offices or anything like that, so our leverage really is in our ability to keep our SG&A where it is now, and service much higher revenue than we are doing today.

<Q>:  Okay, thank you.

Operator:  Our next question comes for Harry Long from McDonald Long Family Limited Partnership.

<Q>:  Hi Mr. Taylor, Mr. English, how are you doing.

<Jim>:  Very well thank you.

<Q>:  Great earnings growth, we are very pleased.

<Jim>:  Well that is good to hear.

<Q>:  Just to get an intuitive flavor for the relationship with CACI, are we talking about for instance them providing contracting, administration and negotiation with the government contracting officers?  Or is the situation that they have already had these contracts and then they have gone to you looking for capability for the subcontracting?

<Jim> No, by far, we have the relationship with the clients.  CACI provides us a contracting vehicle, and I don’t mean to sound like I am talking down to anyone out there, but to contract with the government you have to have a vehicle or a method of contracting with them that sets your rates, your prices, what you do, etc. etc.  It is basically a qualifying method.  Through CACI, we have that vehicle pre-established with the government and have for many years.  So what CACI allows us to do, is when we find an opportunity, it allows us to quickly respond either through a CACI vehicle, a licensing vehicle, a contract vehicle or our own, which is called a MOBUS contract.  We can do that directly as well.  So it is just a mechanism.  Thomas Group is the one who has developed the relationship and the contact with the client and deals with it daily.

<Q>:  Thank you.  Also, in your annual report, you mentioned that some of this revenue comes to GSA, could you put a percentage on that or some kind of approximate number?

<David>: Yeah, just in broad terms, about half of our government revenue runs through CACI.  The remainder runs through the GSA contract.  Again, both of them are simply contracting vehicles through which we do business with our clients the Navy.

<Q>:  Gotcha.  Also, just going to page F6 in your annual.  I’m looking at the cash flow from operations, and it looks like for the past few years that the CFO has been less than the earnings plus depreciation because of some accounts receivable growth.  Of course it probably also due to your increase in revenue, but could you give us a little more color on that?

<David>: Just to clarify you question, you are asking why cash from operating activities have increased dramatically?

<Q>:  No, no, no, in other words in the past 3 years, it looks like the CFO, of course was less than the earnings plus depreciation.  And if you look at it, it looks like it is because of the accounts receivable growth.  Can you just give us some color on that?  Page F6.

<David>: Yeah, I see what you are saying.  You are saying, what is the first acronym you are using?  I’m sorry.

<Q>:  That is all right, cash flow from operations.  So if you look at the bottom line, it is $7.362, $6.392, and then half a million about.  In other words it is consistently less than your earnings plus depreciation.  Of course is looks like it is due to accounts receivable growth, because your revenue is increasing.  But if you get just talk about that a little bit I would appreciate it?

<David>: No, that is completely it.  It is funding accounts receivable.  I mean we have doubled our revenue in 2 years.  We still had very good collection days, but doubling our revenue, we obviously have to float more receivables.  So you are right, if you look at the increase in trade account receivables, we have used... In the last few years, we used 3.2 million of our cash that we generated to float receivables in ’05 and another 3.9 million in ’06 to float receivables.  So yeah, that is the majority of the change there, is that we are just having to float receivables to all of this new business.

<Q>:  Okay.  Can you also talk a little bit about he Air Force and potentialities from growth in terms of your hiring of General Wolfe?  I mean for instance, could those revenues, and I am just talking potentially, become as big as the Navy contracts or bigger?

<Jim>: Yeah, here is the thinking.  We have focused on a large corporation, and we will call it the United States Navy here.  Where we have opportunities, we’ve been able to go into many different parts and organizations within the Navy and really deliver a significant value in multiple areas, whether it is in Naval aviation, whether it is in surface ships, special ops, etc.  We have been so intent on delivering that, that given the magnitude and the size in our cash float now, it allows us to hire additional resources to go at people like the Air Force or other sectors of the government.  Either inside the DOD or outside.  How big could it be?  It is conceivable to be as big as the Navy, sure it could.  If we develop our relationships properly, and most importantly, deliver the results as we had with the Navy, then I think we have a good opportunity with the Air Force and several other segments of the government.  Thad Wolfe’s experience, indirectly, I maybe didn’t finish that question, Thad spent his career in the Air Force.  He was a retired 3 star General, and then he spent his last few years at SAIC, an outsourcing and software consulting firm to the U.S. Government.  So he brings us both consulting experience as well as Air Force experience, and we have now educated him in the last 6 weeks in our methodology, and now Thad will take that message to the Air Force and how we could add value to their operations.

<Q>:  Thank you.  Just my final question.  It looks like you are totally debt free, and you have $8.4 million in cash.  Even if you had no cash, your accounts payable far exceeds your total liabilities, I mean you have a very strong quick ratio.  Would you ever think of let’s say doing a one time special dividend with that money or a share buy-back?  If not, where do you need the cash?  I mean are we talking about growth in Europe, growth in Asia, what is your feeling on that strategically?

<Jim>: Well let me back into the question.  We were in Europe and we were in Asia, I still believe that given the right circumstances, those are opportunities for Thomas Group to revisit.  Within Europe, we have just recently won a very small assessment.  Very small.  But it is the first inclination that what we do is still very valid in Europe.  We have an opportunity to expand our business there and do it correctly.  We are going to have to measure that need to see what capital requirements are, as the opportunities grow.  Right now, I don’t have an estimate that I can give you.  As far as the use of cash, the Board of Directors continuously reviews that, to see what is the best interest of both the shareholders and the Company, what is needed for anticipated growth of the Company and then to evaluate if there is any excess, what to do with that.  Any items you mentioned are all things, plus others, that they Board considers periodically in looking at the cash.

<Q>:  Thank you so much, I appreciate it.

Operator: Your next question comes from Collin Gillus from Cannacord.

<Q>:  Yeah, just a couple of more follow-ups if I could.  Are you thinking of doing any more federal vehicles besides the MOBUS?

<Jim>: Are we looking for other contracting vehicles?

<Q>:  That’s right, other ways for your customers to get out to reach DOD, or do you think it is adequate right now?

<Jim>: Oh, no, no.  We are looking at other contracting vehicles for us to participate.  Either us as a primary on other contracting vehicles or as I mentioned earlier with Biz Allen, where we participated through their contracting vehicle and become in essence a sub on their proposal.

<Q>:  Sure, in the prime regard.  So you are seeking to get yourself approved for more vehicles?

<Jim>: Oh absolutely.

<Q>:  Okay.  So just looking at the senior management team, can you just give us an update on any possible additions to the team that you are considering?

<Jim>: Well we always look for very good people in the Company, and when we find the right people, you always want to make an opportunity to see if they can add value.  We recently, as I mentioned last year at the beginning of the year, I hired Terry Stinson.  The beginning of this year, we’ve hired Thad Wolfe.  We are looking at both outside people who could bring value to the Company, as well as internal people who have grown and you know you find some of your best resources and fastest learning providers and people who can additional value to the Company internally if given the right opportunity to grow and get promoted.  So we look both externally and internally.  As we have identified those people, we are going to tell you right away where we see an opportunity to bring somebody on board who can add value and create additional revenue for this Company.

<Q>:  Got it, that makes sense.  On the stock option piece, just to be clear.  You know, Jim and David, you where not in your current positions during the period in question regarding the grant, is that correct?

<David>: Correct.

<Q>:  Thank you.  Then just looking forward to 2007, I don’t know if this is maybe a question that is better for the March call, but is there any target you could give us at this time regarding sort of the split between federal and commercial business that you are looking at for ’07.

<Jim>: Well as a relationship to one another, our goal is to start growing, and has been for the last few months a year, to grow commercials faster than government.  If you were to ask a point in the sky, a target on the horizon, I would ultimately like to have commercial be at least 50% of our revenue and government to be the remaining amount.  That is what we are growing.  That is not to say that we are going to stop growing government, by no means, we are going to continue to grow it.  That just means that commercial has got to grow 2 and 3 times faster to catch up.

<Q>:  Got it.  Jim, just regarding you reaching out to the private equity group, does that mean you are going to be opening up a New York office any time soon?

<Jim>: Well if I can have business there, as you may know if you follow Thomas Group, we incur the cost after we see the revenue.  So what we are doing in this area is targeting large equity groups, who have multiple holdings.  Very quickly, if you buy a company at 7-8 times EBITDA, Thomas Group can come in and help you to show you that, that EBITDA multiple ratio might be 6 to 1 as opposed to 7 or 8 to 1 by our methodology and how we can drive costs out.  We’ve had huge success in our history, where we have shown equity groups we have done that.  Gulf Stream is a huge example.  Onyx was another one, etc.  Sky Chefs, we’ve done this multiple times, but now we want to go and target they equity groups in particular and talk to them to how we can really add significant value to their investment portfolio and increase the margins, thus lower the EBITDA that they paid for it.

<Q>:  Fantastic, thank you again.

<Jim>:  Thank you.

Operator:  Our next question comes from Tom MacGuire a private investor.

<Q>:  Hey Jim, hey David.  Good quarter.  I guess they say good things come for those who wait, because it has been a long time coming out.  But anyway it is here.  My question is on the Air Force opportunity.

<Jim>:  Yes, Tom.

<Q>:  Does long-term relationship and success with the Navy lend any sort of synergy to crack that opportunity?

<Jim>: The answer in a word is yes!  You have to show to the government, not only in your bidding process but in your talks and negotiation, have you been successful in the past in dealing in the government environment.  And, without a doubt, we can show huge successes.  In addition, our military has joined operations.  So the Air Force trains with the Navy who trains with Army who trains with the Coast Guard.  Special Ops is a fine example.  Special ops in the Navy would include the Seals, but the Seals also come under the control and influence of the special ops Green Beret Special Forces in the Army.  As we improve in the Navy, we hope we can demonstrate our added value that they Army and Air Force and their special ops see it and recognize it and allow us to expand the program.  So yes, it does and yes they are a great referral and Admirals talk to Generals and vice versa, it is very helpful.

<Q>:  Okay, thanks so much.

<Jim>:  Thanks Tom.

Operator:  Once again, if you would like to ask a question, please press the * key followed by the 1 key on your touchtone phone now.

Okay, it looks like there are no more questions at this time.

<Mike>: Thank you, if there are no additional questions at this time, we want to again thank you for participating on the call today.  If you need any additional information, please do not hesitate to get in touch with us.  If you missed any part of this call or have an associate who was not able to listen to the call, a replay line will be available by 5 p.m. central today, and will run for 30-days.  U.S. callers may call 877-919-4059 and international callers may call 334-323-7226.  The conference call replay passcode is 24519567 followed by the #.  Thank you again for your interest in Thomas Group, and have a great day.